Exhibit 23.1

       Consent of Independent Certified Public Accountants

Insituform Technologies, Inc.
Chesterfield, Missouri


     As independent public accountants, we hereby consent to the incorporation of our report, dated March 4, 1998, included in Insituform Technologies, Inc.'s 1997 Form 10-K, into the Company's previously filed Registration Statements on Form S-8 Nos. 33-82486, 33-82488 and 33-63953.


                                   Arthur Andersen LLP


St. Louis, Missouri
March 27, 1998